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                                                                   EXHIBIT 99(1)

             Harrah's Entertainment Board Approves Stock Repurchase;
               Nevada Gaming Regulators Clear Harveys Acquisition

         LAS VEGAS, July 26, 2001 - Harrah's Entertainment, Inc. (NYSE:HET) announced today that its Board of Directors has authorized the company to purchase up to 6 million shares of the company's common stock before December 31, 2002.

         The purchases may be made from time to time in open market or negotiated transactions as market conditions and other factors warrant.

         Harrah's also announced that the Nevada Gaming Commission and Nevada State Gaming Control Board today approved the proposed acquisition of Harveys Casino Resorts from Colony Capital Investors III, L.P. and other stockholders.

         The action by the Nevada agencies - the final regulatory bodies to review the transaction - clears the way for completion of the $625 million acquisition, which is expected to close within five business days. As part of the acquisition, Harrah's will also assume a $50 million off-balance-sheet obligation of Harveys.

         Harrah's will acquire the Harveys Resort & Casino in Lake Tahoe, Nev.; the Harveys Casino Hotel and the Bluffs Run Casino, both in Council Bluffs, Iowa, and Harveys Wagon Wheel Hotel/Casino in Central City, Colo.

         The addition of the four Harveys casinos will expand Harrah's nationwide casino footage by nearly 15 percent and its distribution to 25 casinos in 12 states, fortifying its position as the most geographically diversified casino company in the United States.
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         More information about Harrah's Entertainment is available on the company's web site, WWW.HARRAHS.COM.

         Founded more than 60 years ago, Harrah's Entertainment, Inc. is the most recognized and respected name in the casino-entertainment industry, operating 21 casinos in the United States under the Harrah's, Showboat, Rio and Players brand names. With a combined database of more than 23 million players, Harrah's Entertainment is focused on building loyalty and value with its target customers through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership.

         This release includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the company "believes," "expects," "anticipates," "plans," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements. Such risks and uncertainties


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include, but are not limited to, economic, bank, equity and debt-market condition, changes in laws or regulations, third-party relations and approvals, decisions of courts, regulators and governmental bodies, factors affecting leverage, including interest rates, abnormal gaming holds, construction disruptions and delays, ineffective marketing, effects of competition and other risks and uncertainties described from time to time in our reports filed with the U.S. Securities and Exchange Commission.

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